Exhibit 99.8

MOBIX LABS, INC.

RESTRICTED STOCK UNIT AGREEMENT

1. Award of Restricted Stock Units. Pursuant to the terms and conditions of this Restricted Stock Unit Agreement effective _______________ (the “Agreement”) and in accordance with the approval granted by the shareholders of the Company at its Special Meeting of Shareholders held January 3, 2025, MOBIX LABS, INC., a Delaware corporation (the “Company”) hereby grants, to Kristen Schmidt (the “Participant”), the right to receive, at the times specified in Section 2 hereof, 1,245,000 shares of the Company’s common stock (collectively the “RSUs”). The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement. As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions herein.

2. Vesting of RSUs.

(a) General Vesting. Except as otherwise provided in Sections 2(b) and (c) of this Agreement, the RSUs shall become vested in the following percentages and at the following times (each, a “Vesting Date”), provided that the Continuous Service of the Participant continues through and on the applicable Vesting Date:

Percentage of RSUs	Vesting Date
100%	April 1, 2025

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Except as specified in this Agreement, upon the termination of the Participant’s Continuous Service with the Company and its Related Entities, any unvested portion of the RSUs shall be forfeited.

(b) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider.

(ii) “Non-Vested RSUs” means any portion of the RSUs subject to this Agreement that has not become vested pursuant to this Section 2.

(iii) “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(iv) “Shares” shall mean the shares of Class A Common Stock of the Company.

(v) “Vested RSUs” means any portion of the RSUs subject to this Agreement that is and has become vested pursuant to this Section 2.

3. Settlement of and Rights with Respect to RSUs.

(a) Settlement and Delivery. Upon vesting, the delivery of shares underlying the RSUs shall be deferred (each a “Settlement Date”) until the earlier of:

(i) the Participant’s separation from service;

(ii) the Participant’s disability;

(iii) the Participant’s death;

(iv) a Change in Control of the Company;

(v) the occurrence of an unforeseeable emergency for the Participant as defined under Section 409A of the Internal Revenue Code; or

(vi) the occurrence of the final Vesting Date listed under Section 2 above.

(b) Rights with Respect to RSUs. Except as otherwise provided in this Section 3, the Participant shall not have any rights, benefits, or entitlements with respect to the Shares corresponding to the RSUs unless and until those Shares are delivered to the Participant. On or after delivery, the Participant shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

4. Separation of Service. Delivery of Shares Upon Termination. In the event the Participant’s employment with the Company is terminated for any reason, all RSUs that are unvested shall accelerate and become immediately vested as of the date of the termination and shall be delivered to the Participant within 30 days following the date of termination.

5. Transferability. Unless otherwise determined by the Committee, the RSUs are not transferable unless and until the Shares have been delivered to the Participant in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Participant in settlement of the RSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

6. Section 409A. Payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement to ensure that all RSU’s are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided, however, that the Company makes no representations that the RSU’s will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Participant is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7. Tax Matters.

(a) Withholding. As a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, if applicable, the Participant shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such RSUs. If the Participant shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Participant under this Agreement) otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b) Satisfaction of Withholding Requirements. The Company and any Related Entity are authorized to withhold from any RSU granted, any payment relating to an RSU, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an RSU, and to take such other action as the compensation committee (the “Committee”) may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any RSU. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an RSU by the withholding of Shares otherwise deliverable pursuant to the RSU or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that RSU (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the RSU).

(c) Participant’s Responsibilities for Tax Consequences. The tax consequences to the Participant (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Participant. The Participant shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Participant’s filing, withholding and payment (or tax liability) obligations.

8. Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings, or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Participant’s rights hereunder) may not be assigned, and the obligations of Participant hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Participant and Participant’s heirs and legal representatives and on the successors and assigns of the Company.

9. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10. Arbitration. Any and all disputes, claims, or controversies arising out of or relating to the Participant’s employment with the Company, including but not limited to claims of discrimination, harassment, wrongful termination, and any other employment-related claims under federal, state, or local law, exclusively through final and binding arbitration. This agreement to arbitrate applies to all statutory, contractual, and common law claims, except for claims that are expressly excluded by applicable law. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Services (JAMS), as selected by the party initiating the arbitration. If there is a conflict between the arbitration rules and this Agreement, the terms of this Agreement shall control. The arbitration shall be conducted by a single arbitrator selected by mutual agreement of the parties, or if the parties cannot agree, by an arbitrator appointed by the arbitration organization. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(a) Employee Participant. If the Participant is, or was at the time Participant’s separation of service, an employee of the Company, the arbitration shall be conducted in the county where the Participant is or was last employed or retained by the Company, unless the parties mutually agree to a different location, and the arbitration proceedings shall be confidential. The Company shall bear all costs unique to arbitration with the employee Participant, including but not limited to the arbitrator’s fees and any other costs that would not be incurred if the dispute were brought in a court of law. The employee Participant shall be responsible for an initial filing fee to the extent it does not exceed the filing fee for initiating a lawsuit in the state or federal court in the jurisdiction where the Employee is employed. The Company shall not be responsible for payment of any attorney’s fees incurred by the employee Participant.

(b) Non-Employee Participant. If the Participant is, or at the time of Participant’s separation of service was not an employee of the Company, but rather a non-employee service provider, including but not limited to contractor, consultant, vendor or supplier, the arbitration shall take place in the county where the Company’s principal place of business is located and each party shall bear their own fees and costs associated with the arbitration.

11. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Participant any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements, or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) No Trust or Fund Created. Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Participant or any other person. To the extent that the Participant or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f) Interpretation. The Participant accepts this award of RSUs subject to all of the terms, provisions and restrictions of this Agreement. The Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under this Agreement.

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 15420 Laguna Canyon Road, Suite 100, Irvine, CA 92618, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

MOBIX LABS, INC.

By:
Name:	Fabrizio Battaglia
Title:	CEO

Agreed and Accepted:

PARTICIPANT:

By:
Kristen Schmidt

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